NEWS RELEASE

Century ALUMINUM

Century and Kaiser Reach New Alumina Supply Contract

Monterey, CA. May 30, 2003 -- Century Aluminum Company (NASDAQ:CENX) and Kaiser Aluminum and Chemical Corporation have entered into a new supply contract covering all of the alumina requirements of Century's Hawesville (KY) Operations for the period from January 1, 2006 through December 31, 2008.

The price of alumina purchased under this contract will be indexed to the price of primary aluminum on the London Metal Exchange. An existing alumina supply contract between Century and Kaiser covering the requirements of the Hawesville facility is priced at a similar market-based formula and expires December 31, 2005.

The Hawesville reduction plant has capacity to produce 244,000 metric tons of primary aluminum a year. Approximately two units of alumina are required to produce one unit of aluminum. Alumina, the feedstock for producing primary alumina, is chemically refined from bauxite ores.

Century owns 525,000 mtpy of primary aluminum capacity. In addition to the Hawesville plant, it owns and operates a 170,000-mtpy plant at Ravenswood, WV and a 49.67 percent interest in the 222,000-mtpy reduction plant at Mt. Holly, SC. Alcoa, Inc. owns the remainder and is the operating partner. Century's headquarters are in Monterey, CA.

Editorial contact: A. T. Posti (831) 642-9364